UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

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☐ Definitive Information Statement
Intellicell Biosciences, Inc.
(Name of Registrant As Specified In Charter)
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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF INTELLICELL BIOSCIENCES, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Intellicell Biosciences, Inc.
460 Park Avenue, 17th Floor
New York, NY 10022
(646) 576-8700

INFORMATION STATEMENT
(Preliminary)

June 25, 2014

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Intellicell Biosciences, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, $0.0001 par value per share (the “Common Stock”), of Intellicell Biosciences, Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on June 25, 2014, the Company received a unanimous written consent in lieu of a meeting of the holders of its Series F Preferred Stock, $0.01 par value per share (the “Series F Preferred Stock”), created by unanimous written consent of the Board of Directors of the Company (the “Board”), as permitted by the Company’s Articles of Incorporation, as amended and which may be amended from time to time (“Amended Articles”). Each share of Series F Preferred Stock has the equivalent of 51,133,625 votes of Common Stock (based upon the 2,355,075,373 outstanding shares of Common Stock issued as of June 25, 2014). Currently, there are five (5) holders of Series F Preferred Stock (the “Series F Stockholders” or the “Majority Stockholders”), holding fifty-one (51) shares of Series F Preferred Stock, resulting in the Series F Stockholders holding in the aggregate approximately 50.99% of the total voting power of all issued and outstanding voting capital of the Company.

On June 24, 2014, the Board approved an increase in the number of authorized shares of Common Stock from Three Billion Five Hundred Million (3,500,000,000) shares of Common Stock to Ten Billion (10,000,000,000) shares of Common Stock (the “Authorized Share Increase”) and recommended to the Majority Stockholders that they approve the Authorized Share Increase.

On June 25, 2014 (the “Record Date”), the Majority Stockholders approved the Authorized Share Increase by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase.

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about July ___, 2014.

FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, the management of the Company and the Company’s expectations, beliefs, strategies, objectives, plans, intentions and similar matters. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements speak only as of the date of this information statement. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs except as required by law. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements may appear in the Company’s public filings with the SEC, which are available to the public at the SEC’s website at www.sec.gov or at the Company’s website at www.neom.com. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this information statement.  For additional information, please see the section titled “Additional Information” below.

INTRODUCTION

Intellicell Biosciences, Inc., a Nevada corporation with principal executive offices located at 460 Park Avenue, 17th Floor, New York, NY 10022 (646.576.8700), is providing this information statement to you. We encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. You may obtain additional information about the Company by following the instructions under “Additional Information” below.

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

Accordingly, it is the Board’s opinion that the Authorized Share Increase would better position the Company to attract potential business candidates and provide the Stockholders a greater potential return.

The Nevada Revised Statutes provide that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The Nevada Revised Statutes, however, require that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about July __, 2014.

This Information Statement contains a brief summary of the material aspects of the Authorized Share Increase approved by the Board of Intellicell Biosciences, Inc. (the “Company,” “we,” “our,” or “us”) and the holders of Series F Preferred Stock, which constitutes a majority of the voting capital stock of the Company.

Series F Preferred Stock

By unanimous written consent of the Board (as permitted under Nevada law), the number, designation, rights, preferences and privileges of the Series F Preferred Stock were established by the Board (as is permitted under Nevada law and by the Amended Articles).

On January 17, 2014, the Company filed a certificate of designations, rights and preferences (the “Certificate of Designation”) with the Secretary of State of the State of Nevada pursuant to which the Company set forth the designation, powers, rights, privileges, preferences and restrictions of the Series E Preferred Stock. On January 22, 2014 the Corporation filed a certificate of correction (the “Certificate of Correction”) with the Secretary of State of Nevada to change the name of the designation from “Series E Preferred Stock” to “Series F Preferred Stock.” Among other things, each one (1) share of the Series F Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series F Preferred Stock shall be equal to 102,036 (0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series F Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law, or the Company’s Amended Articles or bylaws.

By unanimous written consent of the Board, the Board issued an aggregate of fifty-one (51) shares of Series F Preferred Stock to five (5) individuals. As a result of the voting rights granted to the Series F Preferred Stock, the Series F Stockholders hold, in the aggregate, approximately 50.99% of the total voting power of all issued and outstanding voting capital of the Company.

As of the Record Date, there were issued and outstanding 2,355,075,373 shares of Common Stock, (ii) 15,058 shares of Series B Preferred Stock, (iii) 7,250 shares of Series C Preferred Stock; (iv) 56,500 shares of Series D Preferred Stock and (vi) 51 shares of Series F Preferred Stock. Holders of Series B Preferred Stock are entitled to vote as a single class with the holders of the Common Stock upon any matter submitted to the stockholders for a vote, and are entitled to such number of votes equal to (a) the number of shares of Common Stock into which the Series B Preferred Stock is convertible into on the record date of such vote multiplied by (b) ten (10). Holders of Series C Preferred Stock and Series D Preferred Stock do not have voting rights.

Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase is 5,113,470,248. Pursuant to the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 2,556,735,125 votes, are required to approve the Authorized Share Increase by written consent. The Majority Stockholders, which hold in the aggregate 2,607,814,875 votes or approximately 50.99% of the voting equity of the Company, has voted in favor of the Authorized Share Increase thereby satisfying the requirement under the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the holders of Series F Preferred Stock, the number of shares of Series F Preferred Stock held by such holders, the total number of votes that such holders voted in favor of the Authorized Share Increase and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof:

Name of Series F Stockholder	Number of Shares of Series F Preferred Stock held	Number of Votes held by such Series F Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Steven A. Victor, M.D.	11	562,469,876	562,469,876	10.99%
Leonard Mazur	10	511,336,250	511,336,250	9.99%
Michael Herschman	10	511,336,250	511,336,250	9.99%
Myron Holubiak	10	511,336,250	511,336,250	9.99%
Sam Khashman	10	511,336,250	511,336,250	9.99%

ACTIONS TO BE TAKEN

The Authorized Share Increase will become effective on the date that we file the Certificate of Amendment (the “Amendment”) to the Company’s Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from Three Billion Five Hundred Million (3,500,000,000) shares to Ten Billion (10,000,000,000) shares (the “Authorized Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional Six Billion Five Hundred Million (6,500,000,000) shares of Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of Common Stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock.

The immediate purpose for increasing the authorized shares is to provide enough shares required for the conversion of outstanding convertible securities. The additional shares of Common Stock may also be used for future issuances of stock options pursuant to employee benefit plans and to provide for issuances to satisfy conversions of future convertible debt or convertible preferred stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

As of the date hereof, the Company currently has outstanding a secured convertible debenture to YA Global Investments, L.P., a Cayman Islands exempted company (“YA Global”), in the principal amount of $2,100,000. Such secured convertible debenture shall mature on or before March 11, 2015 and shall accrue interest at an annual rate equal to 7.5%. At any time, and at its sole option, YA Global shall be entitled to convert a portion or all amounts of principal and interest due and outstanding under the debenture into shares of Common Stock at a price equal to 48.5% of the average of the three (3) lowest prices per share of reported trades (not on the same day) of the Common Stock on the OTC Markets or on the exchange which the Common Stock is then listed as quoted by Bloomberg, LP during the twenty (20) trading days preceding the conversion date. The Company also issued a warrant to YA Global entitling YA Global to purchase up to 400,000,000 shares of Common Stock. The Company has reserved 1,500,000,000 shares of Common Stock to honor its obligations under said secured convertible debenture and warrant.

The Company also has outstanding a convertible debenture to Dominion Capital LLC (“Dominion”) in the principal amount of $746,091.66, whereby the Company has agreed that it will keep reserved no less than one and one-half times (1.5x) the amount outstanding on the Debenture and execute a transfer agent instruction letter confirming the same. Such convertible debenture shall mature on or before March 24, 2015 and shall accrue interest at an annual rate equal to 7.5%. At any time, and at its sole option, Dominion shall be entitled to convert a portion or all amounts of principal and interest due and outstanding under the debenture into shares of Common Stock at a price equal to 48.5% of the average of the three (3) lowest prices per share of reported trades (not on the same day) of the Common Stock on the OTC Markets or on the exchange which the Common Stock is then listed as quoted by Bloomberg, LP during the twenty (20) trading days preceding the conversion date.

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of June 23, 2014 by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Dr. Steven Victor(3) (Chairman of the Board of Directors, CEO, President, Secretary, Treasurer and Director)	179,277,712	8%
Leonard Mazur (Interim COO and Director)	408,528	*
Michael Hershman (Director)	-	-
Myron Holubiak (Director)	-	-
Sam Hershman (Director)	-	-
All Executive Officers and Directors as a group (6 people)	179,686,240	8%
5% Shareholders	-	-
None

(*) - Less than 1%.
(1)	Except as otherwise below, the address of each beneficial owner is c/o Intellicell Biosciences, Inc, 460 Park Avenue, 17th Floor, New York, New York 10022.
(2)
Applicable percentage ownership is based on 2,355,075,373 shares of Common Stock outstanding as of June 24, 2014, together with securities exercisable or convertible into shares of Common Stock within 60 days of June 24, 2014, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of June 24, 2014, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Does not include (i) 7,250,000 shares of Common Stock underlying the Series C Preferred Stock, (ii) shares of Common Stock underlying issued and outstanding convertible notes, and (iv) shares of Common Stock underlying issued and outstanding warrants.

(3)
Includes 15,058,000 shares of Common Stock underlying 15,058 shares of Series B Preferred Stock issued to Dr. Victor in connection with the Merger. Each share of Series B Preferred Stock is convertible into 1,000 shares of Common Stock. In addition, the holders of the Series B Preferred Stock shall be entitled to notice of stockholders’ meetings and to vote as a single class with the holders of the Common Stock upon any matter submitted to the stockholders for a vote, and shall be entitled to such number of votes equal to (a) the number of shares of Common Stock into which the Series B Preferred Stock is convertible into on the record date of such vote multiplied by (b) ten (10). Also includes 1,745,371 shares of common stock owned by VPI LaserLipo, Inc., a company which Dr. Victor is an officer and director (and in which he owns less than 1% of the shares). Does not include (i) 33,000,000 shares of Common Stock owned by Anna Grace Rhodes, Dr. Victor’s spouse, or (ii) 281,373 shares of Common Stock owned by Amy Rhodes, Dr. Victor’s sister-in-law, as to which he disclaims beneficial ownership.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and Form 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on May 12, 2014;

(2)	Quarterly Report on Form 10-Q for reporting period ended March 31, 2014 filed on June 18, 2014; and

(3)	Current Reports on Form 8-K filed on January 10, 2014, January 21, 2014, January 27, 2014, January 31, 2014, March 10, 2014, March 12, 2014, March 12, 2014 and March 28, 2014.
You may request a copy of these filings, at no cost, by writing Intellicell Biosciences, Inc. at 460 Park Avenue, 17th Floor, New York, NY 10022 or telephoning the Company at (646) 576-8700. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 460 Park Avenue, 17th Floor, New York, NY 10022 or telephoning the Company at (646) 576-8700.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the actions to be taken by written consent, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/Dr. Steven A. Victor
Dr. Steven A. Victor
Chief Executive Officer
Dated: June 25, 2014